Exhibit 10.15.1

                                  CONGOLEUM/ABI
                              TAX SHARING AGREEMENT
                              ---------------------

      Agreement, dated as of November 1, 1996, between American Biltrite Inc. ("Parent") and Congoleum Corporation ("Subsidiary").

      Parent owns 57% of the voting shares of capital stock of Subsidiary. Parent and Subsidiary intend to share the foreign trading gross receipts ("FTGR") limitation of $5,000,000 when filing Form 1120-FSC, U.S. Income Tax Return of a Foreign Sales Corporation, for the maximum mutual benefit of Parent & Subsidiary.

      Both Parent and Subsidiary each have a small foreign sales corporation ("FSC"). Pursuant to Internal Revenue Code ("IRC") Section 922(b)(2)(B), all small FSC's which are members of the same controlled group of corporations shall be treated as a single corporation. The term "controlled group of corporations" has the meaning given to such term by IRC Section 1563(a), except that "more than 50 percent" shall be substituted for "at least 80 percent" each place it appears therein pursuant to IRC Section 927(d)(4). Therefore, for small FSC purposes, the controlled group shall share the foreign trading gross receipts ("FTGR") limitation of $5,000,000.

      Now, therefore, Parent and Subsidiary agree as follows:

      1. Payment by Subsidiary to Parent for Using 100% FTGR Limitation.

      In the event that the gross profit percentage of the Subsidiary's FTGR is greater than the Parent's gross profit percentage of its FTGR in any one year, the Subsidiary will use up to 100 percent of the FTGR limitation of $5,000,000 when filing Form 1120-FSC.

      First, Subsidiary shall pay directly to Parent the amount (if any) of the federal income tax savings for which Parent would have received, computed as though Parent had filed Form 1120-FSC and used 50 percent of the FTGR limitation.

      Second, Subsidiary shall pay directly to Parent the amount (if any) of 50 percent of the federal income tax savings on the difference between (a) the Subsidiary's federal tax savings using 100 percent of the FTGR limitation less
(b) both the Parent's federal income tax savings it would have received, computed as though Parent had filed Form 1120-FSC and used 50 percent of the FTGR limitation and the Subsidiary's federal income tax savings it would have received, computed as though Subsidiary had filed Form 1120-FSC and used 50 percent of the FTGR limitation.

      Third, the Subsidiary will gross-up such payments mentioned above to Parent at the Parent's effective tax rate for such year.


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      Lastly, Subsidiary shall make such payment not later than the date they would have become due if Parent had filed a separate return, but in any event within 180 days after the end of each Tax Return Year.

      2. Tax Adjustments. In the event of any adjustment to the tax return of Subsidiary as filed (by reason of an amended return, claim for refund, or an audit by the Internal Revenue Service), the liability of the Subsidiary under
Section 1 (or 2 as applicable) shall be determined to give effect to any such adjustment as if it had been made as part of the original computation of tax liability, and payment by Subsidiary to Parent shall be made within 270 days after any such payments are made or refunds are received.

      3. Payment by Parent to Subsidiary for using 100% FTGR Limitation

      In the event that the Parent's gross profit percentage of FTGR is greater than the Subsidiary's gross profit percentage of FTGR in any one year, then in clauses 1 and 2 of this agreement (a) wherever Subsidiary appears, Parent shall be substituted therefore and (b) wherever Parent appears, Subsidiary shall be substituted therefore.

      4. Subsidiaries. If at any time Subsidiary holds, acquires, or creates one or more domestic subsidiary corporations that are includable corporations of the controlled group, under the IRC and the applicable regulations thereunder, they shall be subject to this Agreement and all references to Subsidiary herein shall be interpreted to refer to Subsidiary and such subsidiaries as a controlled group.

      5. Successors. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets, or otherwise to any of the parties hereto (including but not limited to any successor of Parent or Subsidiary succeeding to the tax attributes of either under Section 381 of the
Code), to the same extent as if such successor had been an original party to this Agreement.

      6. Prior Agreement. This Agreement shall be binding to both parties unless otherwise revoked for all tax years beginning on or after January 1, 1995.


                                          AMERICAN BILTRITE  INC.

                                          By:_________________________________
                                                Title:


                                          CONGOLEUM CORPORATION

                                          By:_________________________________
                                                Title: